                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Electric Lightwave, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/ No fee required

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]

                                                         Administrative Offices
                                                            4400 NE 77th Avenue
                                                    Vancouver, Washington 98662
                                                                 (360) 816-3000
--------------------------------------------------------------------------------
                                                                 March 24, 2000



Dear Fellow Stockholder:


     I am pleased to invite you to attend the 2000 Annual Meeting of the Stockholders of Electric Lightwave, Inc. which will be held at the Hilton Minneapolis Towers, Minneapolis, MN on Thursday, May 18, 2000 at 3:00 p.m., Central Time.


     It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.


     Attendance at the Annual Meeting will be limited to employees and to stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by admission card only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement. An admission card will be mailed to you about two weeks before the meeting. If your shares are held through an intermediary such as a bank or broker, you should request an admission card by writing to Shareholder Services, Electric Lightwave, Inc., Three High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.


     We look forward to seeing and meeting with you at the annual meeting.

                                          Cordially,

                                          [GRAPHIC OMITTED]
                                          Rudy J. Graf
                                          Chief Executive Officer


                                                               [GRAPHIC OMITTED]

[GRAPHIC OMITTED]

                                                         Administrative Offices
                                                            4400 NE 77th Avenue
                                                    Vancouver, Washington 98662
                                                                  (360) 816-3000
--------------------------------------------------------------------------------
                                                                 March 24, 2000



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 ------------
To the Stockholders of
ELECTRIC LIGHTWAVE, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Electric Lightwave, Inc. will be held at the Hilton Minneapolis Towers, Minneapolis, MN on Thursday, May 18, 2000 at 3:00 p.m., Central Time, for the following purposes:


     1. To elect directors; and


     2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.


     The Board of Directors has fixed the close of business on March 23, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.


     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the offices of Maslon Edelman Borman & Brand LLP, 2200 Norwest Center, Minneapolis, MN and at the site of the meeting on the meeting date.


                                        By Order of the Board of Directors



                                        Charles J. Weiss
                                        Secretary

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Electric Lightwave, Inc. to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is 4400 NE 77th Avenue, Vancouver, Washington 98662. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2000.

     Only holders of record of our Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, as of the close of business on March 23, 2000, the record date, will be entitled to notice of and to vote at, the annual meeting. As of the record date, there were 9,117,354 shares of Class A Common Stock outstanding, each of which is entitled to one vote, and 41,165,000 shares of Class B Common Stock outstanding, each of which is entitled to ten votes, at the annual meeting. As of the record date, an additional 28,696 shares of Class A Common Stock were outstanding and held by us as treasury shares. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the annual meeting.

     Directors will be elected by a plurality vote of the common stock present or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions will have the effect of a negative vote with respect to the election of directors. Brokers who hold shares in street name for customers do not have discretionary authority to vote on certain items when they have not received instructions from beneficial owners; shares represented by proxies indicating that the broker has not voted the shares on such matters are "broker non-votes". Under applicable Delaware law, a broker non-vote would be counted for purposes of determining a quorum, but would not be counted for purposes of determining the outcome of the election of directors. Brokers not receiving instructions from our stockholders may vote at the meeting on the election of directors. Stockholders may not cumulate their votes. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

     As of February 29, 2000, no person or group of persons except for Citizens Utilities Company ("Citizens"), Buckingham Capital Management Incorporated and Baron Capital Group, Inc. were known by us to beneficially own more than 5% of any class of our common stock. Except as otherwise indicated below, each such person or group has sole voting and investment power with respect to the securities beneficially owned. All information regarding the number of shares beneficially owned, and regarding voting and investment power with respect thereto, by each such person or group other than Citizens that owns beneficially more than 5% of our common stock is based solely upon our review of Schedules 13G on file with the Securities and Exchange Commission as of February 29, 2000. As of February 29, 2000, Citizens, with offices at Three High Ridge Park, Stamford, Connecticut 06905, beneficially owned, through its wholly-owned subsidiary CUCapitalCorp., 41,165,000 shares of Class B Common Stock, representing all of the outstanding shares of Class B Common Stock and approximately 82.0% of the total number of shares of common stock outstanding and approximately 97.9% of the total voting interests. As of February 29, 2000, Buckingham, with offices at 630 Third Avenue, Sixth Floor, New York, New York 10017, beneficially owned 808,400 shares of Class A Common Stock, representing approximately 8.9% of the outstanding shares of Class A Common Stock and approximately 1.6% of the total number of shares of common stock outstanding and approximately 1.2% of the total voting interests. Baron, with offices at 767 Fifth Avenue, New York, NY 10153 beneficially owned 1,311,300 shares of Class A Common Stock, representing approximately 14.5% of the outstanding shares of Class A Common Stock and approximately 2.6% of the total voting interests. Each of Baron Capital Group, Inc. (1,311,300), Bamco, Inc. (1,100,000), Baron Capital Management, Inc. (211,300), Baron Growth Fund (560,000), Baron Small Cap Fund (500,000) and Ronald Baron (1,311,300) has shared voting and investment power over the number of shares appearing after their respective names.

     The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 29, 2000 by each of our directors and by each of the executive officers named in the Summary Compensation Table included elsewhere herein, and our current directors and all executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                                     Class of Common
                                                                      Stock Owned(1)
                                                          --------------------------------------
Name                                    Position               Class A             Class B
----                            ------------------------  -----------------  -------------------
Rudy J. Graf(5) ..............  Chief Executive
                                Officer and Director                 0            41,165,000(6)
Guenther E. Greiner ..........  Director                        26,073                     0
Stanley Harfenist(5) .........  Director                        80,947(7)         41,165,000(6)
Randall J. Lis(5) ............  Vice President                  96,963(8)                  0
Kerry D. Rea(5) ..............  Vice President                  24,114                     0
Scott N. Schneider ...........  Executive Vice
                                President and Director               0            41,165,000(6)
David B. Sharkey(5) ..........  President and Chief
                                Operating Officer              159,792(9)         41,165,000(6)
Robert A. Stanger(5) .........  Director                        44,447(10)        41,165,000(6)
Leonard Tow(11) ..............  Chairman                       233,334(12)        41,165,000(6)
Maggie Wilderotter ...........  Director                        25,947                     0
John P. Wolff(5) .............  Vice President                  98,062(8)         41,165,000(6)
All Executive Officers and
  Directors as a group
  13 Persons(13) .....................................         825,679            41,165,000(6)

                                 Acquirable       Percentage of
                                  Within 60        Common Stock
                                   Days(2)           Owned(3)
                                ------------  ----------------------
Name                                           Class A    Class B(4)
----                                          ---------  -----------
Rudy J. Graf(5) ..............
                                         0         *          100
Guenther E. Greiner ..........      21,484         *            *
Stanley Harfenist(5) .........      75,000         *          100
Randall J. Lis(5) ............      84,534       1.1            *
Kerry D. Rea(5) ..............      18,600         *            *
Scott N. Schneider ...........
                                         0         *          100
David B. Sharkey(5) ..........
                                    33,334       1.8          100
Robert A. Stanger(5) .........      25,000         *          100
Leonard Tow(11) ..............      33,334       2.6          100
Maggie Wilderotter ...........      25,000         *            *
John P. Wolff(5) .............      84,534       1.1          100
All Executive Officers and
  Directors as a group
  13 Persons(13) ...........       436,820       8.7          100
------------
* Represents less than 1% of our outstanding common stock.

(1) Pursuant to rules of the Securities Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 29, 2000 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 29, 2000 or within 60 days thereafter under our Equity Incentive Plan.

(3) Based on number of shares outstanding at, or acquirable within, 60 days of February 29, 2000.

(4) All Class B Common Stock is owned by CUCapitalCorp., a wholly-owned subsidiary of Citizens. As a result of Citizens' ownership, the percentage of Class B Common Stock beneficially owned by each of Dr. Tow and Messrs. Graf, Harfenist, Schneider, Stanger, Sharkey and Wolff is deemed to be 100%.

(5) Mr. Graf owns beneficially 300,000 restricted shares of Citizens common stock. Messrs. Harfenist and Stanger own beneficially 102,024 and 90,607 shares of Citizens common stock, respectively. Of these shares, 88,068 are acquirable within 60 days by each of Messrs. Harfenist and Stanger. Messrs. Sharkey, Lis, Rea and Wolff own beneficially 62,378; 30,190; 603 and 38,822 shares of Citizens common stock, respectively. Of the shares reported in the prior sentence, 60,799 for Mr. Sharkey, 27,492 for Mr. Lis, 0 for Mr. Rea and 27,491 for Mr. Wolff are acquirable within 60 days.

(6) Consists entirely of shares of Class B Common Stock owned by Citizens of which Leonard Tow is Chairman of the Board, Chief Executive Officer and a director, Stanley Harfenist and Robert A. Stanger are directors and Rudy
    J. Graf, Scott N. Schneider, David B. Sharkey and John P. Wolff are executive officers. These shares of Class B Common Stock are included in the above table for Leonard Tow, Stanley Harfenist, Robert A. Stanger, Rudy J. Graf, Scott N. Schneider, David B. Sharkey and John P. Wolff as required by the definition of beneficial ownership of the Securities and Exchange Commission. By reason of the definition of beneficial ownership, the above listed officers and directors and Citizens (through its wholly-owned subsidiary CUCapitalCorp.) own an approximate 97.9% voting interest in our common stock, and therefore each of the above individuals is deemed to have an indirect beneficial interest in these 41,165,000 shares of Class B Common Stock. Except to the extent of such indirect interest, each of the named individuals disclaims beneficial ownership of any of these shares of Class B Common Stock.

 (7) Includes 5,000 shares of Class A Common Stock held by Stanley and Jean Harfenist as Trustees for the Harfenist Family Trust.


 (8) Includes for each of Messrs. Lis and Wolff 5,000 restricted performance shares over which each of them has sole voting power but no dispositive power.


 (9) Includes 25,000 restricted shares over which Mr. Sharkey has sole voting power but no dispositive power and 41,666 restricted performance shares over which Mr. Sharkey has sole voting power but no dispositive power.


(10) Includes 3,500 shares of Class A Common Stock held by Mr. Stanger's wife. Mr. Stanger disclaims beneficial ownership of these shares.


(11) Dr. Tow beneficially owns 10,156,957 shares of Citizens common stock, 3,592,844 shares of which are acquirable within 60 days. The total includes 5,136,156 shares of Citizens common stock owned by Lantern Partners LLC, of which Dr. Tow is the sole member, and therefore he is deemed to have a beneficial interest in those 5,136,156 shares. The total also includes 18,607 shares held by Dr. Tow's wife as custodian for her minor grandchildren, 88,068 shares acquirable by her within sixty days; and 1,590 shares of common stock are held in an individual retirement account for the benefit of Mrs. Tow. Dr. Tow disclaims ownership of shares owned by his wife, which shares are included in the total shares owned by Dr. Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. Dr. Tow owns approximately 3.8% of the common stock of Citizens.


(12) Includes 25,000 restricted shares over which Dr. Tow has sole voting power but no dispositive power and 125,000 restricted performance shares over which Dr. Tow has sole voting power but no dispositive power.


(13) All of our directors and executive officers as a group own beneficially 11,292,914 shares of Citizens common stock (4,258,732 of which are acquirable within 60 days), which represents approximately 3.9% of Citizens common stock outstanding as of February 29, 2000 or acquirable within 60 days thereafter.


                             ELECTION OF DIRECTORS


     At the meeting, eight directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees are currently serving as our directors. Directors will be elected by a plurality of the votes of the holders of shares of common stock, present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished to us by them. Leonard Tow, Rudy J. Graf, Scott N. Schneider and David B. Sharkey are executive officers of Citizens, whose wholly owned subsidiary, CUCapitalCorp., is owner of 100% of our Class B Common Stock. Leonard Tow, Stanley Harfenist and Robert A. Stanger are directors of Citizens. There are no family relationships among any of our nominees and executive officers. For a description of certain business relationships between Citizens and us, see "Agreements with Citizens" below.



Rudy J. Graf     Chief Executive Officer of Electric Lightwave, Inc.,         Director since 1999
                 1999 to present; President and Chief Operating Officer
                 of Citizens Utilities Company, 1999 to present; Director,
                 President and COO, Centennial Cellular Corp., 1990 to
                 1999. Age 50

Guenther E. Greiner     President of International Corporate Consultancy LLC, a      Director since 1998
                        global finance consulting service, 1998 to present;
                        Senior Group Executive/Executive Vice President of
                        Global Relationship Bank, 1995 to 1998, and Group
                        Executive/Executive Vice President of World Corpora-
                        tion Group, 1989 to 1995, both at Citibank/Citicorp.
                        Director, Ermenegildo Zegna, IFIL-Finanziaria di Par-
                        ticipazion, New York Philharmonic, German American
                        Chamber of Commerce, the American Institute for Con-
                        temporary German Stuidies/The Johns Hopkins Univer-
                        sity, and Corn Products International, Inc. Age 61

Stanley Harfenist       President and Chief Executive Officer of Adesso, Inc.,       Director since 1997
                        manufacturer of hardware for the Macintosh computer,
                        1993 to December 1999; Director of Citizens Utilities
                        Company since 1992. Age 68

Scott N. Schneider      Executive Vice President of Electric Lightwave, Inc. and     Director since 1999
                        of Citizens Utilities Company since 1999, Director from
                        1996 to October 1999, Chief Financial Officer from 1996
                        to October 1999 and Senior Vice President and Treasurer
                        of Century Communications Corp. from 1991 to October
                        1999, Director, Chief Financial Officer, Senior Vice
                        President and Treasurer of Centennial Cellular Company,
                        1991 to 1999. Age 42

David B. Sharkey        President and Chief Executive Officer, 1994 to October       Director since 1995
                        1997, and President and Chief Operating Officer since
                        October 1997, of Electric Lightwave, Inc.; Vice Presi-
                        dent of Citizens Utilities Company since February 2000.
                        Age 50

Robert A. Stanger       Chairman, Robert A. Stanger & Company, investment            Director since 1997
                        banking and consulting services, 1978 to present, Pub-
                        lisher, The Stanger Report, Director, Callon Petroleum
                        Company, Inc., exploration and production of oil and
                        natural gas. Director, Citizens Utilities Company. Age 60

Leonard Tow             Chairman of the Board of Electric Lightwave, Inc. since      Director since 1990
                        1997. Chairman and Chief Executive Officer, Citizens
                        Utilities Company, 1990 to present and Chief Fianancial
                        Officer of Citizens Utiltities Company, 1991 to 1997.
                        Chief Executive Officer and Director of Century Com-
                        munications Corp., a cable television company, since its
                        organization in 1973 to present, Chairman of the Board
                        since 1989 and Chief Financial Officer, 1973 to 1996.
                        Director, Hungarian Telephone and Cable Corp. Direc-
                        tor, United States Telephone Association. Age 71

Maggie Wilderotter      President, Chief Executive Officer and Director of Wink      Director since 1997
                        Communications since 1997; Executive Vice President,
                        AT&T Wireless Services, Inc. and Chief Executive
                        Officer of AT&T Aviation Communications Division
                        (Claircom), 1995 to 1997. Regional President of McCaw
                        Cellular Communications, Inc., 1991 to 1995. Director,
                        Airborne Express, Allied Riser Communications Corpo-
                        ration, American Tower Corporation and Gaylord Enter-
                        tainment. Age 45

     Our Board of Directors recommends that you vote "for" the election of all nominees for director.

     Our Board of Directors held four meetings in 1999. Each incumbent director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the Board on which he or she served as described below under "Committees of the Board."

Committees of the Board

     The board has standing Executive, Audit and Compensation Committees. The full board serves as the nominating committee.

     Executive Committee. Our Executive Committee is composed of Dr. Tow as Chairman and Mr. Sharkey. The Committee did not meet in 1999. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

     Audit Committee. Our Audit Committee is composed of Mr. Harfenist as Chairman and Mr. Greiner, Mr. Stanger and Ms. Wilderotter. The committee met twice in 1999. The committee's functions are to review the arrangements for and scope of our independent accountants' audit, as well as to review the adequacy of the system of internal accounting controls and recommend improvements thereto. The committee discusses and reviews, with management and the independent accountants, our draft annual report on Form 10-K and other major accounting, reporting and audit matters. The committee also has oversight over our Internal Audit Department.

     Compensation Committee. Our Compensation Committee is composed of Mr. Stanger as Chairman and Mr. Greiner, Mr. Harfenist and Ms. Wilderotter. The committee met three times in 1999. The committee reviews our general compensation strategies, acts as the committee for our Equity Incentive Plan and our 1998 Employee Stock Purchase Plan and establishes and reviews compensation for our Chief Executive Officer and other executive officers.


                            DIRECTORS' COMPENSATION

     Each non-employee director is entitled to a $30,000 annual retainer and a fee of $1,000 plus reasonable expenses for each board or committee meeting attended in person or telephonically. Committee chairs are paid a fee of $2,000 per meeting attended. All of these fees are payable in cash and are eligible for deferral until termination of service. Each non-employee director can elect, in lieu of cash compensation, to have any portion of the annual retainer and fees payable for meetings attended, paid in shares of our Class A Common Stock or stock units representing our Class A Common Stock under our Equity Incentive Plan. If a director elects payment of his compensation in stock units, those units will be purchased at 85% of the average of the high and low prices on the first trading day of the year in which they are earned. These stock units which are payable either in cash or in shares of our common stock as per the director's irrevocable election will be held by us until the earlier of the director's retirement or death at which time they will be paid to the director in accordance with his or her election. Each non-employee director also receives an annual stock option grant of 7,500 shares, priced at the fair market price of the stock on the grant date. The grant date in 1999 was January
1. Each new non-employee director also receives a 10,000 share sign-on option. Dr. Tow and Messrs. Graf and Schneider, as a result of their employment with Citizens, and Mr. Sharkey, as a result of his employment with us, are deemed to be employee directors and thus are not eligible to receive compensation for services rendered as directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of four independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan philosophy, design, costs and administration. This report discusses the committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers during 1999.


                      COMPENSATION OF THE EXECUTIVE GROUP

     This section discusses our 1999 strategy for our compensation program. The compensation of our Chief Executive Officer is discussed separately in this report.


                             COMPENSATION STRATEGY

     The Compensation Committee's executive compensation policy has the following objectives:

   o To align the interests of our executives and other key employees with those of our customers, shareholders, employees and our strategic objectives.

   o To link compensation of executives to our performance.

   o To competitively compensate executives by matching the diverse businesses we operate in with a diverse portfolio of compensation and benefits so that we can attract, motivate and retain executives of outstanding ability.

   o To target base salaries at about the 50th percentile and total annual cash incentive between the 50th and 75th percentile for each executive as compared to his or her industry-specific peers.

   o To offer significant levels of at-risk compensation in the form of stock options and/or restricted and performance share grants so that the long-term rewards available to our executive officers will have a direct correlation to shareholder value.


Base Salary

     The Compensation Committee sets the base salary levels of our executive officers annually, based on the duties and responsibilities which we expect each executive to discharge during the current year and upon the executive's performance during the previous year. We perform external market comparisons, relative to industry-specific peers, based on individual job responsibility.


Annual Cash Incentives

     To retain and incent employees, our annual cash incentive plan offers a competitive mix of total cash compensation relative to comparable industry norms. Cash incentives are paid to eligible employees during the first quarter based on prior year goal attainment. The plan criteria are modified each year based on changes in our business strategy.

     The annual cash incentives approved by the Compensation Committee in 2000 were based on 1999 performance. 868 employees received awards representing 100% of the population eligible to receive an award. Awards for 1999 reflected our successful performance in achieving in excess of 100% of our financial targets.



Common Stock Long-Term Incentives

     In connection with the initial public offering of our common stock, the Compensation Committee adopted the Equity Incentive Plan effective October 1997. The purpose of the Equity Incentive Plan is to provide equity based compensation incentives for high levels of performance and to attract and retain outstanding employees. All stock options awarded are non-qualified, awarded at fair market value, and vest over a period of three years. Phantom shares or stock units that are payable solely in cash may also be awarded under the Equity Incentive Plan. On March 20, 2000 our Board of Directors approved an amendment to the Equity Incentive Plan to clarify that the limitation on the total number of awards that may be granted under the Equity Incentive Plan applies only to awards payable in actual shares of our common stock. This amendment approved a limit of 6,500,000 phantom shares or stock units payable solely in cash that may be granted in the aggregate under the Equity Incentive Plan.

     Within the Equity Incentive Plan, two separate award programs were created, the Management Stock Option Plan and the Distinguished Performance Award. The Management Stock Option Plan is designed to grant stock options to executives and other key management employees for individual contributions toward achievement of goals. Target awards are based on salary levels and are designed to compensate employees within the range of 85% to 150% of long-term incentive compensation of comparable industries based on individual performance.

     The Distinguished Performance Award is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. The target number of shares is 700 stock options and award recommendations are designed to be within the range of 400 to 1,000 options. Recommendations are at the discretion of the employee's manager.

     In March 1999, the Compensation Committee granted stock option awards to 350 executives/managers under the Management Stock Option Plan for 1998 performance. 371 employees received stock option awards under the Distinguished Performance Award program, representing 51% of the eligible employees.

     The Committee will consider Equity Incentive Plan Awards for 1999 performance in the spring of 2000. In 1999, the size of the pool available for stock option awards was subject to performance criteria. The performance measures for the first year (1999) were strictly financial, but in future years such measures will include a focus on other value-drivers such as customer and employee satisfaction. The total target pool can be reduced by up to 25% if our goals are not achieved. From time to time we may make awards to certain executive officers who are employees of Citizens.

     The principal purpose of the Equity Incentive Plan is to provide an equity incentive to employees to remain in our employment and to work diligently in our best interests. The Board of Directors determined that this purpose would not be achieved for employees holding options exercisable at prices above the market price of our common stock, and further determined that it was critical to our best interests and to our stockholders that we retain the services of these employees. As such, the Board of Directors authorized the repricing of certain stock options in 1998. In 1998 the Board of Directors offered to all executive officers with outstanding options to purchase our common stock the opportunity to exchange all, half or none of these options for a decreased number of new options at a price per share equal to the fair market value of our common stock on August 7, 1998, with no change in the stock option vesting periods. The number of shares was determined using the Black-Scholes option pricing model on an equivalent value basis to determine the exchange rate. Drs. Tow, Ferguson and Mr. Sharkey were not granted options and therefore were not eligible to participate in such repricing.

     The following table sets forth certain information concerning the repricing of stock options held by the named executive officers during the last ten years.


                          TEN-YEAR OPTION REPRICINGS



                                                                                                      Length of
                                                                                                       Original
                                       Number of         Market                                         Option
                                      Securities        Price of         Exercise                        Term
                                      Underlying        Stock at         Price at                     Remaining
                                     Options/SARs        time of          Time of          New        at Date of
                                      Repriced or     Repricing or     Repricing or     Exercise     Repricing or
         Name              Date         Amended         Amendment        Amendment        Price       Amendment
----------------------   --------   --------------   --------------   --------------   ----------   -------------
                                          (#)              ($)              ($)            ($)
Todd Hanson ..........   8/7/98         73,000(1)       $ 8.75          $ 16.00          $  8.75      9.28 yrs.
 Former Vice President
Randall Lis ..........   8/7/98         73,000(1)         8.75            16.00             8.75      9.28 yrs.
 Vice President
John Wolff ...........   8/7/98         73,000(1)         8.75            16.00             8.75      9.28 yrs.
 Vice President
Kerry D. Rea .........   8/7/98         40,000(2)         8.75            19.1875           8.75      9.67 yrs.
 Vice President

------------
(1) 73,000 shares exchanged on equal value basis for 43,800 shares.

(2) 40,000 shares exchanged on equal value basis for 24,000 shares.


                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Rudy J. Graf, our Chief Executive Officer, is President and Chief Operating Officer of our parent company, Citizens Utilities Company. Mr. Graf's 1999 compensation was paid to him by Citizens Utilities Company. We currently expect to make future awards to our chief executive officer under the Equity Incentive Plan. Mr. Graf's base salary will be paid by Citizens Utilities Company as long as he remains an employee of that company. See footnote 4 to the Summary Compensation Table.


Compliance with Internal Revenue Code Section 162(m)

     The Compensation Committee has been advised that the compensation paid to the named executive officers in 1999, including the chief executive officer, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to our chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee has been advised that Section 162(m) does not apply to the stock awards granted in 1999. We expect to structure grants under our Equity Incentive Plan in a manner that provides for an exemption from Section 162(m). The Compensation Committee recognizes that, in certain instances, it may be in our best interests to provide compensation that is not deductible.



                                                        Robert A. Stanger, Chair
                                                            Guenther E. Greiner
                                                               Stanley Harfenist
                                                              Maggie Wilderotter

                            Executive Compensation

     The following table sets forth, for services rendered to us for each of the fiscal years ended December 31, 1999, 1998 and 1997, the compensation awarded to, earned by or paid to (i) each individual serving as our Chief Executive Officer during the fiscal year ended December 31, 1999; (ii) the four other most highly compensated executive officers for 1999 who were serving as our executive officers on December 31, 1999; and (iii) one other individual who would have been included in (ii) above but for the fact that he was no longer serving as our executive officer on December 31, 1999.

                          SUMMARY COMPENSATION TABLE

                                                    Annual Compensation
                                           --------------------------------------
                                                                    Other Annual
                                  Salary     Salary     Bonus(1)    Compensation
              Name                 Year         $           $             $
-------------------------------  --------  ----------  ----------  --------------
Rudy J. Graf (4) ..............  1999             0           0           0
Chief Executive Officer          1998            --          --          --
and Director                     1997            --          --          --

Daryl A. Ferguson(4) ..........  1999             0           0           0
Former Vice Chairman and         1998             0           0           0
Chief Executive Officer          1997             0           0           0

David B. Sharkey ..............  1999       259,375     203,438           0
President, Chief Operating       1998       229,167     150,000           0
Officer and Director             1997       183,333     100,000           0

John Wolff ....................  1999       174,315      97,125           0
Vice President--Sales and        1998       156,250      64,000           0
Marketing                        1997       141,227      50,000           0

Randall Lis ...................  1999       162,717      97,125           0
Vice President--                 1998       151,250      62,000           0
Engineering & Operations         1997       133,278      50,000           0

Kerry D. Rea ..................  1999       101,500      46,920           0
Vice President and               1998        92,500      35,000           0
Controller                       1997        19,788       4,500           0

Todd Hanson ...................  1999       116,147           0           0
Former Vice President--          1998       151,250      62,000           0
Engineering                      1997       138,223      50,000           0
                                                       Long-term Compensation
                                                    ----------------------------
                                                         Awards        Payouts
                                                    ---------------  -----------
                                                       Securities       Long-
                                                         Under-          term
                                     Restricted          lying        Incentive    All Other
                                       Stock            Options/         Plan       Conpen-
                                       Awards           SARs(2)        Payouts     sation(3)
              Name                       $                (#)            ($)           $
-------------------------------  -----------------  ---------------  -----------  ----------
Rudy J. Graf (4) ..............             0                 0            0             0
Chief Executive Officer                    --                --           --            --
and Director                               --                --           --            --

Daryl A. Ferguson(4) ..........              (5)        100,000            0             0
Former Vice Chairman and                    0                 0            0             0
Chief Executive Officer                      (6)              0            0             0

David B. Sharkey ..............              (5)        100,000            0        40,207
President, Chief Operating                  0                 0            0        33,759
Officer and Director                         (6)         40,703            0        30,036

John Wolff ....................              (5)         20,000            0         4,800
Vice President--Sales and                   0                 0            0         4,688
Marketing                              80,000(6)        146,000            0         2,900

Randall Lis ...................              (5)         20,000            0         3,016
Vice President--                            0                 0            0         3,004
Engineering & Operations               80,000 (6)       146,000            0        10,192

Kerry D. Rea ..................             0             7,800            0         2,929
Vice President and                          0            40,000            0         2,775
Controller                                  0                 0            0             0

Todd Hanson ...................              (5)         20,000(7)         0       103,447
Former Vice President--                     0                 0            0         4,538
Engineering                            80,000 (6)       146,000            0             0

-----------
(1) Bonus amounts awarded are for performance for the stated Salary Year and are determined and awarded in the subsequent year.

(2) All awards shown are options; we have not awarded any SARs. All options in this column, except options in the amount of 40,703 shares shown in 1997 for Mr. Sharkey, are exercisable for Class A Common Stock. The options for 40,703 shares are exercisable for shares of common stock of Citizens. Citizens options are adjusted to reflect stock dividends paid subsequent to date of grant. All awards of Citizens options were granted under the Citizens Management Equity Incentive Plan or its successor plan, the Citizens Equity Incentive Plan. Options in our stock were granted under our Equity Incentive Plan.

(3) Represents Citizen's matching contribution to each named executive officer's 401(k) plan. Additionally, represents $35,407 for the 1999, $28,759 for the 1998 and $27,286 for the 1997 economic benefit of split-dollar life insurance for Mr. Sharkey and a $99,963 severance payment for Mr. Hanson whose employment with us was terminated in 1999.

(4) Rudy Graf, our Chief Executive Officer since November 23, 1999, has also been the President and Chief Operating Officer of Citizens since October
    11, 1999 and has been an employee of Citizens since September 1, 1999. Dr. Ferguson, our Chief Executive Officer from October 1997 through October
    11, 1999, was
    also the President and Chief Operating Officer of Citizens. Dr. Ferguson, Mr. Graf and our other executive officers who are employees of Citizens are compensated by Citizens on the basis of services rendered to Citizens and its subsidiaries, including us. Citizens paid Mr. Graf $150,000 in salary in 1999, and Citizens granted him 300,000 restricted shares effective as of September 1, 1999 that will vest 33-1/3% on each of September 1, 2000, September 1, 2001 and September 1, 2002. Citizens also granted Mr. Graf 250,000 stock options with an exercise price of $11.09375 a share that have the same vesting schedule as the restricted shares described above. In connection with his retirement, Dr. Ferguson resigned as our Vice Chairman of the Board of Directors and Chief Executive Officer effective October 11, 1999. Dr. Ferguson received an award of performance shares from us in 1997. The restrictions on these performance shares have lapsed and the performance criteria were deemed to have been met on January 1, 2000 under the terms of Dr. Ferguson's retirement agreement.

(5) We granted Dr. Ferguson, Dr. Tow and Mr. Sharkey 25,000 restricted shares each of our Class A Common Stock on March 29, 1999. These restricted shares vest at the rate of 33.3% per year on each of March 29, 2000, 2001 and 2002. As of December 31, 1999, the total number of these shares held by each of Dr. Ferguson, Dr. Tow and Mr. Sharkey was 25,000, with a market value of $468,750, respectively. The restrictions on the restricted shares granted to Dr. Ferguson lapsed on October 12, 1999 under the terms of his retirement agreement.

(6) In connection with the initial public offering of our common stock, on November 24, 1997 each of Drs. Tow and Ferguson and Mr. Sharkey was granted 125,000 restricted performance shares of our Class A Common Stock. As of December 31, 1999, the total number of these shares held by each of Drs. Tow and Ferguson and Mr. Sharkey was 125,000, with a market value as of December 31, 1999 of $2,343,750. Two-thirds of the shares granted to Mr. Sharkey have vested and the remaining one-third will vest on the later of November 24, 2000 or the achievement of a specified twelve-month revenue goal. The restrictions on all of the shares granted to Dr. Ferguson have lapsed and the performance criteria were deemed to have been met on January 1, 2000 under the terms of his retirement agreement. The restrictions on Dr. Tow's 125,000 shares will lapse only if we attain revenues of at least $170 million for the thirteen months ended June 30, 2001 or for any thirteen month period thereafter until January 2005. Recipients of restricted performance shares have the right to vote and to receive dividends, if paid, on such shares. Each of Messrs. Wolff, Lis and Hanson were granted 15,000 restricted performance shares of our Class A Common Stock in 1997, of which 10,000 shares each have become unrestricted.

(7) Mr. Hanson was awarded 20,000 options on March 29, 1999. All of these options were forfeited upon the termination of Mr. Hanson's employment on September 3, 1999.

                              1999 OPTION GRANTS

     The following table sets forth certain information concerning options granted to the named executive officers in 1999. No stock appreciation rights were granted in 1999. Option totals are as of the grant date.



                                 Number of        % of Total
                                 Securities      Options/SARs      Exercise
                                 Underlying       Granted to       or Base                     Grant Date
                                Options/SARs     Employees in       Price       Expiration      Present
            Name               Granted(#)(1)      Fiscal Year     ($/Sh)(2)        Date        Value $(3)
---------------------------   ---------------   --------------   -----------   ------------   -----------
Daryl A. Ferguson .........       100,000       5.65%            8.87            3/28/09        566,000
David B. Sharkey ..........       100,000       5.65%            8.87            3/28/09        566,000
John Wolff ................        20,000       1.13%            8.87            3/28/09        113,200
Randall Lis ...............        20,000       1.13%            8.87            3/28/09        113,200
Kerry D. Rea ..............         7,800       0.44%            8.87            3/28/09         44,148
Todd Hanson ...............        20,000(4)    1.13%            8.87            3/28/09        113,200

------------
(1) All options become exercisable at the rate of 33.3% per year on March 29 of 2000, 2001 and 2002. Each of the 100,000 options to acquire our Class A Common Stock that we granted to Dr. Ferguson in 1999 vested and became immediately exercisable on October 12, 1999, the date of Dr. Ferguson's executive retirement agreement.

(2) These options were granted on March 29, 1999 and the exercise price is $8.87.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 5.28%, a six-year term to exercise and volatility of .66.

(4) The 20,000 options awarded to Mr. Hanson on March 29, 1999 were forfeited upon the termination of Mr. Hanson's employment on September 3, 1999.

                 AGGREGATED 1999 OPTION EXERCISES AND VALUE OF
                   OUTSTANDING OPTIONS AT DECEMBER 31, 1999

     The following table sets forth certain information concerning options exercised by our named executive officers during 1999 and the number and value of options held by them on December 31, 1999. There were no outstanding stock appreciation rights relating to our common stock at December 31, 1999, and no exercises occurred during 1999 of stock appreciation rights relating to our common stock.

                                                              Number of Securities
                                                             Underlying Unexercised          Value of Unexercised
                                                                Options/SARs at            In-the-money Options/SARs
                                 Shares         Value         Fiscal Year-End (#)           at Fiscal Year-End ($)
                               Acquired on    Realized   ------------------------------  -----------------------------
            Name              Exercise (#)        $       Exercisable    Unexercisable    Exercisable    Unexercisable
---------------------------  --------------  ----------  -------------  ---------------  -------------  --------------
Daryl A. Ferguson .........        0             0          100,000               0         $988,000       $      0
David B. Sharkey ..........        0             0                0         100,000                0        988,000
John Wolff ................        0             0           77,867          58,933          425,834        410,516
Randall Lis ...............        0             0           77,867          58,933          425,834        410,516
Kerry D. Rea ..............        0             0            8,000          23,800           80,000        237,064
Todd Hanson ...............        0             0           77,867          38,933          425,853        212,916

     All numbers are as of December 31, 1999. The closing sale price as quoted by the Nasdaq National Market System of our Class A Common Stock on December 31, 1999 was $18.75 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.


                                 PENSION PLAN

     We do not have a pension plan. Mr. Sharkey is covered by Citizens' noncontributory qualified retirement plan that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits available to Mr. Sharkey upon retirement at age 65 assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary (subject to the limitation of the Internal Revenue Code of 1986 on the amount of annual compensation which may be credited to a participant's retirement benefits) and the years of service represent years of credited service.
                              Pension Plan Table




    Remuneration                  Years of
   (in thousands)                  Service
--------------------            -------------
                          5       10      15      20
                          -       --      --      --
  $160..............    $12      $25     $37     $49


     Mr. Sharkey has five full years of credited service.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger as Chairman and Mr. Greiner, Mr. Harfenist and Ms. Wilderotter. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.


                         STOCK PRICE PERFORMANCE GRAPH


                                [GRAPHIC OMITTED]

                            STARTING
                              BASIS
     DESCRIPTION            NOV 1997         1997            1998           1999
     -----------            --------         ----            ----           ----

ELECTRIC LIGHTWAVE (%)                      -7.03          -44.95         128.99
ELECTRIC LIGHTWAVE ($)       $100.00       $92.97          $51.18        $117.20

NASDAQ US (%)                               -1.17           40.91          80.66
NASDAQ US ($)                $100.00       $98.83         $139,26        $251.59

PEER GROUP ONLY (%)                          1.56           -0.62         206.28
PEER GROUP ONLY ($)          $100.00      $101.56         $100.93        $311.15

NOTE: Data complete through last fiscal year.

NOTE: Corporate Performance Graph with peer group uses peer group only performance (excludes your company).

NOTE: Peer group indices use beginning of period market capitalization weighting.

     Our Class A Common Stock has been publicly traded since November 24, 1997. The graph shows the period November 24, 1997 through December 31, 1999. The graph compares our cumulative total return with that of the Nasdaq Stock Market-US and a peer group index. Cumulative return assumes $100 invested in us or a respective index on November 24, 1997 as required by SEC rules, and that all quarterly dividends were reinvested at the average closing stock prices at the beginning and end of the quarter. Our peer group consists of us; Advanced Radio Telecom Corp.; e.spire Communications; GST Telecom; ICG Communications; Intermedia Communications; McLeod USA, Inc.; NEXTLINK Communications, Inc.; Teligent, Inc.; WinStar Communications; Allegiance Telecom, Inc.; Adelphia Business Solutions, formerly known as Hyperion Telecommunications, Inc.; ITC DeltaCom, Inc.; MGC Communications, Inc.; RCN Corporation; and US LEC Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that, except as hereinafter described, all of our directors, executive officers and 10% shareholders timely filed all required reports under Section 16(a) in 1999. A Statement of Changes in Beneficial Ownership on Form 4 for one transaction was filed late by Mr. Michael J. Miller. An Annual Statement of Beneficial Ownership of Securities on Form 5 for one transaction was filed late by each of Mr. Sharkey, Mr. Lis and Mr. Wolff.


                           AGREEMENTS WITH CITIZENS


General

     Citizens owns 100% of our outstanding Class B Common Stock, which represents approximately 97% of the combined voting power of all of our outstanding common stock. Leonard Tow, our Chairman of the Board, is the Chairman of the Board and Chief Executive Officer of Citizens. Rudy J. Graf, our Chief Executive Officer as of November 23, 1999, is President and Chief Operating Officer of Citizens. Robert J. DeSantis, our Chief Financial Officer, is the Chief Financial Officer of Citizens. David B. Sharkey, our President and Chief Operating Officer and one of our directors, is a Vice President and an executive officer of Citizens. Scott N. Schneider, our Executive Vice President and one of our directors, is an executive officer of Citizens. Stanley Harfenist and Robert Stanger, our directors, are also directors of Citizens.

     Our relationship with Citizens is governed by agreements entered into with Citizens in connection with our initial public offering, including an Administrative Services Agreement, a Tax Sharing Agreement, an Indemnification Agreement, a Customers and Service Agreement and a Registration Rights Agreement, the material terms of which are described below.


Administrative Services Agreement

     The Administrative Services Agreement provides for Citizens to render certain financial management services, information services, legal and contract services, human resources services and corporate planning services to us. Under the terms of the Administrative Services Agreement, all of the services are rendered by Citizens subject to our oversight, supervision and approval, acting through our Board of Directors.

     The administrative costs payable by us to Citizens pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by Citizens or by us. The Administrative Services Agreement will be automatically renewed for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of our control. Under the Administrative Services Agreement, $6,689,000 in fees were payable to Citizens for 1999, excluding reimbursement for costs.


Tax Sharing Agreement


     As we are included in Citizens' federal consolidated income tax group, our federal income tax liability is included in the consolidated federal income tax liability of Citizens and its subsidiaries. We are also included with certain Citizens subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. We and Citizens are parties to a federal, state and local tax-sharing agreement. Pursuant to the Tax

Sharing Agreement, we and Citizens make payments between us such that, with respect to any period, the amount of taxes to be paid by us, subject to certain adjustments, will generally be determined as though we were to file separate federal, state and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a re-determination of the tax liability of Citizens arising from an audit or otherwise). We are responsible for any tax liability due any foreign jurisdiction arising from its business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both Citizens and by us.

     Citizens has sole and exclusive responsibility for (i) preparing any of our tax returns (including amended returns or claims for refund); (ii) representing us with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding us; and
(iv) performing such other acts and duties with respect to our tax returns as Citizens determines is appropriate. The amounts that we will pay Citizens under the Administrative Services Agreement will encompass reimbursement to Citizens for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expenses incurred by Citizens with respect to tax related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and Citizens, during the period in which we are included in Citizens' consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Citizens' consolidated group.


Indemnification Agreement

     We and Citizens are parties to an indemnification agreement. The Indemnification Agreement provides that we will indemnify Citizens for any liabilities incurred by Citizens under any guarantees of our obligations or liabilities and that we will pay Citizens for its direct costs, if any, of maintaining such guarantees.


Registration Rights Agreement

     We and Citizens are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that, upon the request of Citizens, at our expense, will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of our common stock (and any other securities issued in respect of or in exchange therefor) held by Citizens for sale in accordance with Citizens' intended method of disposition thereof and will take such other actions necessary to permit the sale of these shares in other jurisdictions, subject to certain specified limitations. Citizens will also have the right, at its expense, to include the shares of common stock held by it in certain other registrations of our common equity securities initiated by us on our own behalf or on behalf of our other shareholders.


Customers and Service Agreement

     We and Citizens are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting us from competing with Citizens for customers in Citizens' existing service areas and in certain new lower density territories which Citizens was or will be first to enter after our initial public offering. Citizens has agreed that it will not compete with us in the service territories in which we provided services prior to our initial public offering and in certain new higher density territories which we were or will be first to provide services after our initial public offering. Neither we nor Citizens may solicit an existing wholesale customer of the other company for services which such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit us to continue all activities in which we engaged prior to our initial public offering, and to expand into related markets. The Customers and Service Agreement will remain in effect until Citizens ceases to own a majority of the voting interest of our capital stock or its designees cease to constitute a majority of our directors.

Citizens' Guarantees of Our Obligations


     Lease


     In June 1995, we entered into agreements to lease certain equipment to be constructed for us. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. Rental obligations for the equipment commenced in June 1995, and, with renewal options, will expire on April 30, 2002. Citizens has guaranteed all of our obligations under the lease and we will pay Citizens a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets. At December 31, 1999, $110,000,000 was outstanding on the lease.


     Credit Facility


     On November 2, 1997, we entered into a five-year, $400 million revolving credit facility with Citibank, as agent for a group of lending banks. Citizens has agreed to guarantee all debt obligations under this credit facility. The credit facility requires that Citizens maintain a minimum net worth of at least $1 billion and continue to own at least 51% of our outstanding common stock. We have agreed to pay Citizens a guarantee fee at a rate of 3.25% per annum based on the average balance outstanding. At December 31, 1999, we had outstanding loans payable to Citibank in the amount of $260 million.


     Senior Unsecured Notes


     In April 1999, we completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. Citizens has guaranteed the payment of principal, any premium and interest on the notes when due. We have agreed to pay Citizens a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 1999, we had $325 million principal amount of these notes outstanding.


     For 1999, we paid Citizens guarantee fees of $19.8 million under the lease, the credit facility and the senior unsecured notes.


Refinancing of Obligations


     We and Citizens have agreed that, if Citizens intends to reduce its economic interest in us to less than 51%, Citizens will be entitled to request us to refinance our obligations under the lease and the credit facility and we will be obligated to use its best efforts to do so. This refinancing would occur when Citizens reduces its economic interest in us to less than 51%.


Telecommunications Services


     Citizens' Communications has transactions in the normal course of business with us. Citizens Communications is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which we provide services. In order to provide services in those markets, we purchase access from Citizens Communications. We are charged the full-tariff rate for those services, which was $1,891,000 in 1999, representing usage-based charges for the services provided. Citizens Communications purchases certain services from us at prevailing market rates. In 1999, we recognized revenue in the amount of $2,517,000 for these related party transactions.


Network Capacity Lease


     In 1996, we entered into an agreement to lease rights to fiber optic lines on our network to Citizens over 10 years for a monthly fee of $30,000.


     In 1999, we entered into an agreement to lease certain capacity on our network to Citizens over 20 years. Performance under this agreement begins when services are activated during 2000. Citizens paid us $6.5 million under this agreement in 1999.

Other

     In the future, additional transactions may occur and agreements may be reached between us and Citizens in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of our capital stock.


                                    GENERAL

     Representatives of KPMG LLP, our independent public accountants, are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                                 OTHER MATTERS

     We do not know of matters other than the foregoing that will be presented for consideration at the meeting.


                             STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2001 annual meeting, they must be received by November 24, 2000. Under our Bylaws, if any stockholder intends to propose at the Annual Meeting a nominee for director or the adoption or approval of any other matter by the stockholders, other than matters included in the proxy statement in accordance with the foregoing sentence, the proponent must give written notice to us no earlier than January 1, 2001 nor later than February 15, 2001.

     The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for such services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $1,500, plus distribution costs and other expenses.


                                                  By Order of the Board of
Directors



                                                  Charles J. Weiss
                                                  Secretary

                  See Advance Registration Form on back cover.

                           Electric Lightwave, Inc.
                      2000 Annual Meeting of Stockholders
                     3:00 p.m., Central Time, May 18, 2000



                           Hilton Minneapolis Towers
                            Minneapolis, Minnesota









                           ADVANCE REGISTRATION FORM
                      (for registered stockholders only)*

Please send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to Electric Lightwave's stockholders, or their authorized representative and guests and employees of the Company.




                            Cut off at dotted line.

                            (Please type or print)

Stockholder's
Name
--------------------------------------------------------------------------------
Address
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
City ----------------------------------------  State ----------------
Zip ---------


I am an Electric Lightwave stockholder. I am sending the following person as my representative:

--------------------------------------------------------------------------------
       (Admission card will be returned c/o the stockholder's address.)


--------------------------------------------------------------------------------
                            Stockholder's Signature

* If your shares are held in the name of any intermediary, please see instructions in the President's letter (front cover of this proxy statement).

                            ELECTRIC LIGHTWAVE, INC.
                                     PROXY

                                TO VOTE BY MAIL

To vote by mail, complete both sides, sign, date and return this proxy in the envelope provided.

                              TO VOTE BY TELEPHONE

Voting by telephone is quick, confidential and immediate. Just follow these easy steps:

   1. Read the accompanying Proxy Statement.

   2. Using a Touch-Tone telephone, call toll free, 1.800.555.8140 and follow the instructions.

   3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be submitted prior to midnight, Central Time, May 16, 2000.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

        If you Vote By TELEPHONE Please Do Not Return This Proxy By Mail

                              TO VOTE BY INTERNET

Voting by internet is quick, confidential and immediate. Just follow these easy steps:

   1. Read the accompanying Proxy Statement.

   2. Visit our Internet Voting Site at http://www.cproxyvote.com/ist-elicm/ and follow the instructions on the screen.

   3. When prompted by your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by internet must be submitted prior to midnight, Central Time, May 16, 2000.

Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a "secured" web page site. Your software and/or internet provider must be "enabled" to access this site. Please call your software or internet provider for further information.

         If you Vote By INTERNET Please Do Not Return This Proxy By Mail


Proposal 1
----------

Election of Directors            Nominees:

For     Withheld                 Rudy J. Graf
/ /       / /                    Guenther E. Greiner
                                 Stanley Harfenist
                                 Scott N. Schneider
                                 David B. Sharkey
                                 Robert A. Stanger
                                 Leonard Tow
                                 Maggie Wilderotter

For, except vote withheld from
the following Nominee(s)

                                      (Continued and to be signed on other side)

                            ELECTRIC LIGHTWAVE, INC.
                                     PROXY


                                  PROXY VOTING

You can vote in one of three ways: 1) By mail, 2) By telephone, 3) By Internet.
              See the reverse side of this sheet for instructions.

    IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF
               THIS PROXY AND RETURN IN THE ENCLOSED ENVELOPE TO:

                          Illinois Stock Transfer Co.
                     209 West Jackson Boulevard, Suite 903
                            Chicago, Illinois 60606

                                DETACH CARD HERE
--------------------------------------------------------------------------------

                            ELECTRIC LIGHTWAVE, INC.
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Guenther Greiner, Stanley Harfenist, and Maggie Wilderotter or any of them will full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Electric Lightwave, Inc. (the "Company") to be held on Thursday, May 18, 2000, at 3:00 p.m., Central Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

       VOTER CONTROL NUMBER

                               Signature:_______________________________________

                               Signature:_______________________________________

                               Date:______________________________________, 2000

                               Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" Proposal 1.